Exhibit 24

POWER OF ATTORNEY

I, MaryAnn Peterson Kanary, hereby appoint Denise Balog as attorney-in-fact, having the full and lawful authority, individually, to execute and file in my name and on my behalf any forms, including amendments, that I am required to file pursuant to Section 16(a) of the Securities Exchange Act of 1934, and any and all amendments thereto; such forms and each such amendment to be in such form and to contain such terms and provisions as said attorneys shall deem necessary or desirable. This Power of Attorney is effective as of the date hereof and may be revoked by me in writing at any time.

IN WITNESS WHEREOF, the undersigned has duly executed this instrument as of the 19th day of July 2023.

_/s/ Mary Ann Peterson Kanary
MaryAnn Peterson Kanary

STATE OF MICHIGAN     )
                    ) ss
COUNTY OF WASHTENAW )

        On this July 19, 2023, before me, a Notary Public in and for said county, personally appeared MaryAnn Peterson Kanary to me known, who, being by me duly sworn, executed the attached Power of Attorney in my presence, acknowledging that she acted of her own free will and deed.

/s/ Sharon A. Werner
Notary Public
My Commission Expires: August 9, 2026